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                                                                    EXHIBIT 4.23

                                AMENDMENT NO. 1
                                     TO THE
                                RIGHTS AGREEMENT
                         DATED AS OF SEPTEMBER 16, 1997
                                 BY AND BETWEEN
                       FIRST INDUSTRIAL REALTY TRUST, INC.
                                       AND
            EQUISERVE TRUST COMPANY, N.A. (F/K/A FIRST CHICAGO TRUST
                              COMPANY OF NEW YORK)

         This Amendment is made and entered into as of this 25th day of February 2004 and is hereby made a part of and incorporated into the Rights Agreement, dated as of September 16, 1997 (the "Rights Agreement"), by and between First Industrial Realty Trust, Inc., a Maryland corporation (the "Company"), and Equiserve Trust Company, N.A. (f/k/a First Chicago Trust Company of New York), a New York corporation (the "Rights Agent"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Rights Agreement.

         WHEREAS, the Board of Directors of the Company pursuant to Section 27 of the Rights Agreement may amend the Right Agreement without the approval of any holders of Rights Certificates; and

         WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement.

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that:

1. Section 23 (a) of the Rights Agreement is hereby amended effective immediately by the deletion from the first sentence of the language beginning "provided, however" through the end of such sentence.

2. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original instrument, but all such counterparts shall together constitute one and the same instrument. The Amendment shall become effective and be deemed to have been executed and delivered by both the parties at such time as counterparts shall have been executed and delivered by both parties, regardless of whether each party has executed the same counterpart. It shall not be necessary when making proof of this Amendment to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the parties.

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3.       Miscellaneous. All other terms and conditions of the Rights Agreement shall remain unchanged and the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

                                           FIRST INDUSTRIAL REALTY TRUST, INC.

                                           By: /s/  Michael J. Havala
                                               ------------------------------
                                               Name: Michael J. Havala
                                               Title: Chief Financial Officer

                                           EQUISERVE TRUST COMPANY,
                                           N.A. (F/K/A FIRST CHICAGO
                                           TRUST COMPANY OF NEW YORK)

                                           By: /s/ John H. Ruocco
                                               ---------------------
                                               Name:  John H. Ruocco
                                               Title:  Senior Account Manager